The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Pricing Supplement dated October 1, 2024
Preliminary Pricing Supplement (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–265158
$[●] Callable Contingent Coupon Notes due October 7, 2026 Linked to the iShares® MSCI Brazil ETF Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 2, 2024
Issue Date:	October 7, 2024
Final Valuation Date:*	October 2, 2026
Maturity Date:*	October 7, 2026
Reference Asset:	The iShares® MSCI Brazil ETF (Bloomberg ticker symbol “EWZ UP <Equity>”)
Payment at Maturity:
If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:
■
If the Final Value of the Reference Asset is greater than or equal to the Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
■
If (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we have not elected to exercise our physical settlement option, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Reference Asset]
■
If (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount multiplied by the Final Value of the Reference Asset.
If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Reference Asset is less than the Barrier Value, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Value. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100.00% of the principal amount of your Notes at maturity.
Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	1.85%	98.15%
Total	$[●]	$[●]	$[●]	$[●]
(1)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $950.90 and $970.90 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(2)
.Barclays Capital Inc. will receive commissions from the Issuer of up to $18.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concessions paid to such dealers. Barclays Capital Inc. will pay from these commissions a selling concession of up to $17.50 per $1,000 principal amount Note and a structuring fee of up to $1.00 per $1,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Early Redemption at the Option of the Issuer:
The Notes cannot be redeemed for approximately the first six months after the Issue Date. We may redeem the Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Call Valuation Date. No further amounts will be payable on the Notes after they have been redeemed.

Contingent Coupon:
$30.00 per $1,000 principal amount Note, which is 3.00% of the principal amount per Note (rounded to four decimal places, as applicable) (based on 12.00% per annum rate)
If the Closing Value of the Reference Asset on an Observation Date is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of the Reference Asset on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*	January 2, 2025, April 2, 2025, July 2, 2025, October 2, 2025, January 2, 2026, April 2, 2026, July 2, 2026 and the Final Valuation Date
Contingent Coupon Payment Dates:*	January 7, 2025, April 7, 2025, July 8, 2025, October 7, 2025, January 7, 2026, April 8, 2026, July 8, 2026 and the Maturity Date
Call Valuation Dates:*
April 2, 2025, July 2, 2025, October 2, 2025, January 2, 2026, April 2, 2026 and July 2, 2026. If we exercise our early redemption option on a Call Valuation Date, we will provide written notice to the trustee on such Call Valuation Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Call Valuation Date on which we exercise our early redemption option
Initial Value:	$[●], the Closing Value of the Reference Asset on the Initial Valuation Date
Coupon Barrier Value:	$[●], 75.85% of the Initial Value (rounded to two decimal places)
Barrier Value:	$[●], 75.85% of the Initial Value (rounded to two decimal places)
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows: Final Value – Initial Value Initial Value
Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Reference Asset
Applicable Fractional Shares Amount:	The Fractional Share Amount (as described below) applicable to the Reference Asset
Physical Delivery Amount and Fractional Share Amount:
With respect to the Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Value, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Value. The Physical Delivery Amount and Fractional Share Amount for the Reference Asset are set forth in the following table:

Reference Asset Physical Delivery Amount Fractional Share Amount iShares® MSCI Brazil ETF [●] shares [●] shares

For the avoidance of doubt, if the Initial Value of the Reference Asset is greater than $1,000, and if we do elect to exercise our physical settlement option, you will not receive any shares of the Reference Asset, rather you will only receive a cash payment on the Maturity Date equivalent to the Fractional Share Amount of the Reference Asset multiplied by its Final Value.

Closing Value:
The term “Closing Value” means the closing price of one share of the Reference Asset, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06744EKG1 / US06744EKG16
*     Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

PS–2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
You should also read the prospectus, as supplemented, for the Reference Asset, which can be accessed via the hyperlink below. The contents of the prospectus and any documents incorporated by reference in the prospectus are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.
●	iShares® MSCI Brazil ETF dated December 29, 2023: https://www.sec.gov/ix?doc=/Archives/edgar/data/930667/000119312523300245/d531891d485bpos.htm
PS–3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.
You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
PS–5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:
●
You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of the Reference Asset falls below the Coupon Barrier Value on one or more of the specified Observation Dates.

●
You understand and accept that you will not participate in any appreciation of the Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

●
You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Reference Asset.

●	You are willing and able to accept the risks associated with receiving shares of the Reference Asset at maturity.
●	You do not anticipate that the Closing Value of the Reference Asset will fall below the Coupon Barrier Value on any Observation Date or below the Barrier Value on the Final Valuation Date.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of a Reference Asset or any securities to which a Reference Asset provides exposure, nor will you have any voting rights with respect to a Reference Asset or any securities to which a Reference Asset provides exposure.

●
You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of the Reference Asset is less than the Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of the Reference Asset is less than the Barrier Value.

●
You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Reference Asset.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Asset.
●
You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●	You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be an appropriate investment for you if any of the following statements are true:
●
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of the Reference Asset falls below the Coupon Barrier Value on one or more of the specified Observation Dates.

●	You seek an investment that participates in the full appreciation of the Reference Asset rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.
●
You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Reference Asset falls below the Barrier Value.

●	You are unwilling or unable to accept the risks associated with receiving shares of the Reference Asset at maturity.
●
You anticipate that the Closing Value of the Reference Asset will decline during the term of the Notes such that the Closing Value of the Reference Asset will fall below the Coupon Barrier Value on one or more Observation Dates and/or the Final Value of the Reference Asset will fall below the Barrier Value.

●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You are unwilling or unable to accept the risk that the negative performance of the Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity.
●	You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.
●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to a Reference Asset or any securities to which a Reference Asset provides exposure.
●	You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
PS–6

●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.
PS–7

ADDITIONAL TERMS OF THE NOTES
The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
PS–8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	You hold the Notes to maturity, and the Notes are NOT redeemed prior to scheduled maturity.
■	Hypothetical Initial Value, Coupon Barrier Value, Barrier Value, Physical Delivery Amount and Fractional Share Amount for the Reference Asset are as follows:*
Reference Asset	Initial Value	Coupon Barrier Value	Barrier Value	Physical Delivery Amount	Fractional Share Amount
iShares MSCI Brazil ETF	150.00	113.775	113.775	6 shares	0.66667 shares
* The hypothetical Initial Value shown above has been chosen for illustrative purposes only and does not represent a likely Initial Value. The hypothetical Coupon Barrier Value, Barrier Value, Physical Delivery Amount and Fractional Share Amount shown in the table above is based on such hypothetical Initial Value. The actual Initial Value, Coupon Barrier Value, Barrier Value, Physical Delivery Amount and Fractional Share Amount for the Reference Asset will be determined on the Initial Valuation Date.
For information regarding recent values of the Reference Asset, please see “Information Regarding the Reference Asset” in this pricing supplement.
Final Value	Reference Asset Return	Payment at Maturity**
$225.00	50.00%	$1,000.00
$210.00	40.00%	$1,000.00
$195.00	30.00%	$1,000.00
$180.00	20.00%	$1,000.00
$165.00	10.00%	$1,000.00
$150.00	0.00%	$1,000.00
$135.00	-10.00%	$1,000.00
$120.00	-20.00%	$1,000.00
$113.78	-24.15%	$1,000.00
$105.00	-30.00%	$700.00
$90.00	-40.00%	$600.00
$75.00	-50.00%	$500.00
$60.00	-60.00%	$400.00
$45.00	-70.00%	$300.00
$30.00	-80.00%	$200.00
$15.00	-90.00%	$100.00
$0.00	-100.00%	$0.00
** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date, and assumes we do not elect to exercise our physical settlement option. For an example demonstrating the amount of shares and cash that you would receive if (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we elect to exercise our physical settlement option, please see the final example below.
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The Final Value of the Reference Asset is $210.00.
Because the Final Value of the Reference Asset is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).
PS–9

Example 2: The Final Value of the Reference Asset is $120.00.
Because the Final Value of the Reference Asset is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).
Example 3: The Final Value of the Reference Asset is $60.00.
Because the Final Value of the Reference Asset is less than the Barrier Value, if we do not elect to exercise our physical settlement option, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Reference Asset]
$1,000 + [$1,000 × -60.00%] = $400.00
In addition, because the Final Value of the Reference Asset is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.
The Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 6 shares and 0.66667 shares, respectively. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date a total of 6 shares of Reference Asset plus $40.00 in cash. For the avoidance of doubt, if the actual Initial Value of the Reference Asset is greater than $1,000 and we do elect to exercise our physical settlement option, you will not receive any shares of the Reference Asset, rather you will only receive a cash payment on the Maturity Date equivalent to the Fractional Share Amount of the Reference Asset multiplied by its Final Value.
Example 3 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value is less than the Barrier Value, your investment in the Notes will be fully exposed to the decline of the Reference Asset from the Initial Value.
If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.
PS–10

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or its components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Reference Asset is less than the Barrier Value, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●
The Notes Are Subject to Risks Associated with our Physical Settlement Option — As described on the cover of this pricing supplement, you may under certain circumstances receive shares of the Reference Asset at maturity. If we exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received had we not exercised such option because of fluctuations in the value of the Reference Asset between the Final Valuation Date and the Maturity Date.

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Potential Return is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of The Reference Asset — The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset, which may be significant, even though you will be exposed to the depreciation in the value of the Reference Asset if the Notes are not redeemed and the Final Value of the Reference Asset is less than the Barrier Value.

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You May Not Receive Any Contingent Coupon Payments on the Notes — The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of the Reference Asset on the related Observation Date is greater than or equal to the Coupon Barrier Value. If the Closing Value of the Reference Asset on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of the Reference Asset is less than the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

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The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Asset. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Asset been lower. As volatility of the Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of the Reference Asset on one or more Observation Dates will be less than the Coupon Barrier Value and (b) the Final Value of the Reference Asset will be less than the Barrier Value.

Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will (a) not receive coupon payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive coupon payments and/or that you will lose some or all of your principal at maturity for the reasons described above.
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Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive any coupon payments that may be payable under the Notes could be as short as approximately six months.

The Redemption Price that you would receive on a Call Settlement Date, together with any coupon payments that you may have received prior to the Call Settlement Date, may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.
It is more likely that we will redeem the Notes at our sole discretion prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to redeem the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us, which includes when the value of any Reference Asset is less than its Coupon Barrier Value. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.
PS–11

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Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Asset on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Asset on the dates specified. You will not benefit from any more favorable values of the Reference Asset determined at any other time.

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Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Reference Asset is greater than or equal to the Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Reference Asset has increased from the Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

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Owning the Notes is Not the Same as Owning a Reference Asset or Any Securities to which a Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned a Reference Asset or any securities to which a Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of a Reference Asset or any securities to which a Reference Asset provides exposure may have.

●	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.
Risks Relating to the Issuer
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Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Asset
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Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes — The value of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of the Reference Asset will not fully replicate the performance of its Underlying Index (as defined below), and the Reference Asset may hold securities not included in its Underlying Index. The value of the Reference Asset is subject to:

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Management Risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. However, the Reference Asset is not actively managed and the investment advisor of the Reference Asset will generally not attempt to take defensive positions in declining markets.

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Derivatives Risk. The Reference Asset may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can

PS–12

be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Asset invested only in conventional securities.

■	Transaction costs and fees. Unlike its Underlying Index, the Reference Asset will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.
Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Reference Asset may diverge significantly from the performance of its Underlying Index due to differences in trading hours between the Reference Asset and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. Because the Notes are linked to the performance of the Reference Asset and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.
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Adjustments to the Reference Asset or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of the Reference Asset may add, delete or substitute the component securities held by the Reference Asset or make changes to its investment strategy, and the sponsor of the Underlying Index that the Reference Asset is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of the Reference Asset are delisted or if the Reference Asset is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Reference Asset or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Reference Asset and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

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Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Reference Asset. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

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The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets — Certain component securities of the Reference Asset are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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The Notes Are Subject to Risks Associated with Emerging Markets — The equity securities included in the Reference Asset have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

PS–13

Risks Relating to Conflicts of Interest
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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset or its components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Asset, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Asset or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot

PS–14

be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Asset or the components of the Reference Asset, if any;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS–15

INFORMATION REGARDING THE REFERENCE ASSET
iShares® MSCI Brazil ETF
According to publicly available information, the Reference Asset is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of Brazilian equities, which is currently the MSCI Brazil 25/50 Index (defined below) (with respect to the Reference Asset, its Underlying Index). The MSCI Brazil 25/50 Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Brazil. For more information about the Reference Asset, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement. For purposes of this document, the Reference Asset is deemed to be one of the iShares ETFs described in that section of the underlying supplement. For more information about the MSCI Brazil 25/50 Index, see “—The MSCI Brazil 25/50 Index” below.
The MSCI Brazil 25/50 Index
All information contained in this document regarding the MSCI Brazil 25/50 IndexSM (the “MSCI Brazil 25/50 Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI, Inc. (“MSCI”). The MSCI Brazil 25/50 Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Brazil Index.
The MSCI Brazil 25/50 Index is an index calculated, published and disseminated by MSCI. The MSCI Brazil 25/50 Index is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Brazil and covers approximately 85.00% of the free float-adjusted market capitalization in Brazil. The MSCI Brazil 25/50 Index replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25.00% of the MSCI Brazil 25/50 Index and limiting the sum of the weights of all issuers representing more than 5.00% of the MSCI Brazil 25/50 Index to a maximum of 50.00% of the weight of the MSCI Brazil 25/50 Index in the aggregate.
Objectives and Guiding Principles Underlying the MSCI Brazil 25/50 Index
Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a registered investment company (“RIC”). More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25.00% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5.00% of the fund should not exceed 50.00% of the fund’s total assets. The MSCI Brazil 25/50 Index takes into account these investment limits, aiming to offer a benchmarking alternative for RIC-compliant funds.
The following principles have guided MSCI in designing a methodology for constructing the MSCI Brazil 25/50 Index from underlying non-constrained indices.
Reflecting the 25.00% and 50.00% concentration constraints.Reflecting the 25.00% and 50.00% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires the MSCI Brazil 25/50 Index to be rebalanced periodically. The MSCI Brazil 25/50 Index is rebalanced in February, May, August and November.
Minimizing tracking error to the parent index.Minimizing the tracking error between the MSCI Brazil 25/50 Index and the relevant parent index, which is the MSCI Brazil Index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing the MSCI Brazil 25/50 Index using an optimization process that aims to minimize the constituent weight differences between that MSCI Brazil 25/50 Index and the relevant parent index.
Index Construction and Maintenance Methodology
Constructing and Rebalancing the MSCI Brazil 25/50 Index
The MSCI Brazil 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.
Constraint targets.The MSCI Brazil 25/50 Index is subject to the following constraints:
■	no issuer may exceed 25.00% of index weight; and
■	all issuers with weight above 5.00% may not exceed 50.00% of the index weight.
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Minimizing weight distance from the relevant parent index.The MSCI Brazil 25/50 Index methodology aims at minimizing the weight distance from the relevant parent index. The active risk or the tracking error of the MSCI Brazil 25/50 Index versus the relevant parent index is measured as the distance between the constituent weights of the MSCI Brazil 25/50 Index and the relevant parent index.
Minimizing transaction cost.A transaction cost is applied as a proxy for index turnover on rebalancing from the MSCI Brazil 25/50 Index.
Minimum weight of constituents.The minimum weight of the MSCI Brazil 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant parent index.
Maximum weight of constituents.In order to avoid excess weight allocation to the smaller securities relative to their market capitalization weight, the maximum weight of any MSCI Brazil 25/50 Index constituent is capped at four times its weight in the relevant parent index. The constraint is relaxed in steps of one in case of infeasibilities. For certain narrow parent indices, the standard maximum weight constraint parameters might lead to an infeasible solution. In such cases, MSCI may apply relaxed constraints relative to the standard set of constraints.
Buffer Rules
A buffer of 10.00% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing the MSCI Brazil 25/50 Index, the weight of any single issuer cannot exceed 22.50% of the index weight and all issuers with weight above 4.50% cannot exceed 45.00% of the index weight.
Maintenance Rules
Quarterly index reviews.The MSCI Brazil 25/50 Index is rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the parent index.
The MSCI Brazil 25/50 Index is in general rebalanced nine business days before the effective date. The changes resulting from the rebalancing are announced on the same day.
In case the pro forma MSCI Brazil 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI Brazil 25/50 Index will be announced.
There is no index rebalancing due to non-compliance between quarterly index reviews.
At each rebalancing, a constraint factor is calculated for each constituent of the MSCI Brazil 25/50 Index. The constraint factor is defined as the weight in the MSCI Brazil 25/50 Index at the time of the rebalancing divided by the weight in the relevant parent index. The constraint factor as well as the constituents of the MSCI Brazil 25/50 Index remains constant between index reviews except in case of corporate events.
Ongoing Event Related Changes.A security added to a parent index following a corporate event is added to the MSCI Brazil 25/50 Index with an estimated capped weight, without rebalancing of the MSCI Brazil 25/50 Index.
In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI Brazil 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.
If a spun-off security of an index constituent is added to a parent index, it will be added to the MSCI Brazil 25/50 Index with the same constraint factor as the parent security.
The deletion of a constituent from a parent index following a corporate event triggers its deletion from the MSCI Brazil 25/50 Index without rebalancing of that MSCI Brazil 25/50 Index.
The addition of a newly eligible security in a parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the MSCI Brazil 25/50 Index and consequently trigger the full rebalancing of the MSCI Brazil 25/50 Index.
Issuer Concentration Issues
A minimum of 15 issuers in the relevant parent index is required at any point in time for the MSCI Brazil 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:
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Number of issuers drops to 14: the buffer mentioned above will be reduced from 10.00% to 9.00%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.50% of the index weight.

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Number of issuers drops to 13: the buffer mentioned above will be reduced from 10.00% to 4.00%. Thus, the weight of any single issuer cannot exceed 24.00% of the index weight and all issuers with weight above 4.80% cannot exceed 48.00% of the index weight.

PS–17

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Number of issuers drops to 12: the buffer mentioned above will be reduced from 10.00% to 0.00%. Thus, the weight of any single issuer cannot exceed 25.00% of the index weight and all issuers with weight above 5.00% cannot exceed 50.00% of the index weight.

The MSCI Brazil 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25.00% and 50.00% constraints. MSCI will however temporarily maintain the MSCI Brazil 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI Brazil 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:
■	Securities deleted from the MSCI Brazil 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.
■	Eligible securities of relevant size not included in the relevant parent index, e.g., largest small cap size-segment securities.
In the event that no securities are eligible for temporary addition to the MSCI Brazil 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.
Index Calculation and Corporate Events
See “Indices—The MSCI Indices” in the accompanying underlying supplement for information relating to the calculation of the MSCI Brazil 25/50 Index and the treatment of corporate events. For purposes of this document, the MSCI Brazil 25/50 Index is deemed to be one of the MSCI Indices described in that section of the underlying supplement, subject to the weight limits, buffer rules, issuer concentration issues and maintenance rules described above.
Historical Performance of the Reference Asset
The graph below sets forth the historical performance of the Reference Asset based on the daily Closing Value from January 4, 2019 through September 27, 2024. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the iShares® MSCI Brazil ETF
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
PS–18

TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Reference Asset that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Reference Asset.
In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.
Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the Notes (including upon early redemption for cash or redemption for cash at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.
If you receive shares of the Reference Asset upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Reference Asset you receive. You should not recognize gain or loss with respect to the shares of the Reference Asset you receive. Instead, assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the Reference Asset should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.
As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
PS–19

SUPPLEMENTAL PLAN OF DISTRIBUTION
We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.
PS–20